EXHIBIT 5

FOLEY & LARDNER LLP
100 NORTH TAMPA STREET, SUITE 2700 TAMPA, FL 33602-5810 813.229.2300 TEL 813.221.4210 FAX www.foley.com
March 9, 2006	WRITER'S DIRECT LINE 813.225.4126 mtraber@foley.com Email
CLIENT/MATTER NUMBER 051682-0101

Trinsic, Inc.
601 South Harbour Island Boulevard
Suite 220
Tampa, Florida 33602

Re:	Amendment No. 1 to the Form S-8 Registration Statement Relating to Trincis, Inc. 2004 Stock Incentive Plan

Ladies & Gentlemen:

        We have acted as counsel for Trinsic, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Post Effective Amendment No. 1 to the Form S-8 Registration Statement (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the increase in the number of shares authorized under the plan from 480,815 to 2,000,000 shares of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), which may be issued pursuant to the 2004 Stock Incentive Plan (the “Plan”). This opinion letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(3) of Regulation S-K. The additional 1,519,185 shares of Common Stock issuable pursuant to the Plan are referred to herein as the “Shares.”

        We have examined and are familiar with the Articles of Incorporation of the Company filed with the Secretary of State of the State of Florida, Bylaws of the Company, proceedings of the Board of Directors of the Company in connection with the adoption of the Plan, and such other records and documents of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions set forth in this opinion letter.

        Based on the foregoing, it is our opinion that the Shares of common stock covered by the Registration Statement and to be issued pursuant to the Plan, when issued in accordance with the terms and conditions of the Plan, will be duly and validly issued, fully paid and nonassessable.

        We are licensed to practice law in the State of Florida and express no opinion as to any laws other than those of the State of Florida and the federal laws of the United States of America.

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MILWAUKEE	NEW YORK ORLANDO SACRAMENTO SAN DIEGO	SAN DIEGO/DEL MAR SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA TOKYO WASHINGTON, D.C. WEST PALM BEACH

Trinsic, Inc.
March 9, 2006

        This opinion letter is provided to you for your benefit and for the benefit of the Securities and Exchange Commission, in each case, solely with regard to the Registration Statement, may be relied upon by you and the Commission only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without our prior written consent. We hereby consent to the inclusion of this opinion as Exhibit 5 in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

FOLEY & LARDNER LLP By: /s/ Martin A. Traber MARTIN A. TRABER